                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Pioneer Natural Resources Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Date Filed:

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

                       PIONEER NATURAL RESOURCES COMPANY

                           1400 WILLIAMS SQUARE WEST
                         5205 NORTH O'CONNOR BOULEVARD
                              IRVING, TEXAS 75039

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Pioneer Natural Resources Company:

     Our Annual Meeting of Stockholders will be held in the Miro Room at the Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, on Thursday, May 20, 1999, at 9:00 a.m. The Annual Meeting is being held for the following purposes:

     1. To elect four directors, each for a term of three years.

     2. To ratify the selection of Ernst & Young LLP as the auditors of the Company for the current year.

     3. To amend Pioneer's Long-Term Incentive Plan.

     4. To transact such other business as may properly come before the meeting.

     These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you are a stockholder of record at the close of business on April 9, 1999.

                             YOUR VOTE IS IMPORTANT

     Please date, sign, and return the enclosed Proxy promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Instead of returning the paper proxy, you may vote through the Internet by accessing our transfer agent's website at www.continentalstock.com. You will need the control numbers that are printed on your personalized proxy card.

     You are cordially invited to attend the meeting. We request that you indicate whether you will attend in the space provided on the enclosed form of Proxy or via the Internet.

                                          By Order of the Board of Directors,
                                          /s/ MARK L. WITHROW
                                          Mark L. Withrow, Secretary

Irving, Texas
April 15, 1999

                       PIONEER NATURAL RESOURCES COMPANY

                           1400 WILLIAMS SQUARE WEST
                         5205 NORTH O'CONNOR BOULEVARD
                              IRVING, TEXAS 75039

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                      1999 ANNUAL MEETING OF STOCKHOLDERS

     The Board of Directors of Pioneer Natural Resources Company requests your Proxy for the Annual Meeting of Stockholders that will be held at 9:00 a.m., on Thursday, May 20, 1999, in the Miro Room at the Wyndham Anatole Hotel, Dallas, Texas 75207. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the meeting from time to time and to vote your shares at any adjournments or postponements of the meeting.

     You may grant your Proxy by signing, dating and returning the enclosed paper proxy card. Instead of returning the paper proxy card, you may complete a proxy card electronically through the Internet by accessing the website of the Company's transfer agent at www.continentalstock.com. You will need the control numbers that are printed on your personalized paper proxy card. See "Internet Voting."

     If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only by a person to whom you have given a proper proxy, such as the accompanying Proxy or the Internet Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation or by signing and delivering to the Secretary of the Company a proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

     This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy are first being sent or given to stockholders of the Company on or about April 15, 1999.

                               QUORUM AND VOTING

     VOTING STOCK. The Company has two outstanding classes of securities that entitle holders to vote generally at meetings of the Company's stockholders: common stock, par value $.01 per share; and Special Preferred Voting Stock, par value $.01 per share. A single share (the "Voting Share") of Special Preferred Voting Stock was issued to Montreal Trust Company of Canada (the "Trustee") as trustee under a Voting and Exchange Trust Agreement for the benefit of holders of exchangeable shares issued by the Company's wholly-owned subsidiary, Pioneer Natural Resources Canada Inc., in connection with the Company's December 1997 acquisition of Chauvco Resources Ltd. The common stock and the Voting Share vote together as a single class on all matters except when Delaware law requires otherwise. Each share of common stock outstanding on the record date is entitled to one vote. The Voting Share is entitled to one vote for each exchangeable share outstanding on the record date. The Trustee is required to vote the Voting Share in the manner that holders of exchangeable shares instruct, and to abstain from voting in proportion to the exchangeable shares for which the Trustee does not receive instructions. Accordingly, references to "stockholders" in this Proxy Statement include holders of common stock, the Trustee, and holders of exchangeable shares. The procedures for holders of exchangeable shares to instruct the Trustee about voting at the Annual Meeting are explained in the "Information Statement for Holders of Exchangeable Shares of Pioneer Natural Resources Canada Inc." that is enclosed with this Proxy Statement only for holders of exchangeable shares.

     RECORD DATE. The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 9, 1999. At the record date, 94,110,387 shares of common stock and one Voting Share were outstanding and entitled to be voted at the Annual Meeting. At the record date, 6,189,636 exchangeable shares were outstanding and entitled to give voting instructions to the Trustee. Accordingly, 100,300,023 votes are eligible to be cast at the Annual Meeting.

     QUORUM AND ADJOURNMENTS. The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

     VOTE REQUIRED. Directors will be elected by a plurality of the votes present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company's auditors and approval of the amendment to the Company's Long-Term Incentive Plan will each require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company's transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a "broker non-vote") on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors and approval of the amendment to the Company's Long-Term Incentive Plan, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal, and broker non-votes will not be included in the number of shares voting and therefore will have no effect on the outcome of the voting.

     DEFAULT VOTING. A Proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and return a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

     - FOR the election of the four persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors.

     - FOR the ratification of the selection of Ernst & Young LLP as the Company's auditors.

     - FOR the approval of the amendment to the Company's Long-Term Incentive Plan.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

                                    ITEM ONE

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated the following persons for election as Class II directors of the Company with their terms to expire at the annual meeting of stockholders in 2002 when their successors are elected and qualified:
                               James R. Baroffio
                                Kenneth A. Hersh
                               Scott D. Sheffield
                              Robert L. Stillwell

     All of these nominees are currently serving as directors of the Company. Their biographical information is contained in "Directors and Executive Officers."

     The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company's directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

                                    ITEM TWO

                             SELECTION OF AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the auditors of the Company for 1999. Ernst & Young LLP audited the Company's financial statements for 1998. The 1998 audit was completed on February 2, 1999. The Company expects that representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

     At a meeting held on December 5, 1997, the Board of Directors approved the engagement of Ernst & Young LLP as the Company's independent auditors for 1998 to replace KPMG Peat Marwick LLP, who were dismissed as auditors of the Company after completing the audit of the Company for 1997. The Audit Committee of the Board of Directors approved the change in auditors on December 5, 1997. The Company's stockholders ratified this change at the 1998 annual meeting of stockholders.

     The report of Ernst & Young LLP on the Company's financial statements for 1998 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. The report of KPMG Peat Marwick LLP on the Company's financial statements for 1997 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

     In connection with the audits of the Company's financial statements for 1998 and 1997, there were no disagreements with Ernst & Young LLP (1998) or KPMG Peat Marwick LLP (1997) on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of such independent accountants, would have caused such independent accountants to make reference to the matter in their report.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP.

                                   ITEM THREE

               APPROVAL OF AMENDMENT TO LONG-TERM INCENTIVE PLAN

     The Company is proposing that stockholders approve an amendment to the Company's Long-Term Incentive Plan to change how non-employee directors participate in awards under the Plan. The Board of Directors, acting on the recommendation of the Compensation Committee (which administers the Plan), has approved the amendment subject to stockholder approval.

     The stockholders approved the Long-Term Incentive Plan in August 1997. A summary description of the Long-Term Incentive Plan is set forth later in this Proxy Statement under the caption "Long-Term Incentive Plan." Under the Plan, the Board of Directors or its Compensation Committee is authorized to award stock options, stock appreciation rights, restricted stock, and performance units (payable in cash, stock, or both) to Eligible Individuals. "Eligible Individuals" includes employees and directors of the Company. However, under
Section 5 of the Plan, the Company's non-employee directors are limited to receiving only restricted stock awards. Section 5 of the Plan automatically awards each non-employee director with restricted stock (instead of cash) worth 50% of the director's annual fee, calculated on the last business day of the month in which the annual meeting of stockholders is held. Each non-employee director may also elect to receive the remaining portion of the annual fee in restricted stock. These restricted stock awards vest on the earlier of the next annual meeting of stockholders or the first anniversary of the date of grant so long as the person remains a director during that period. The Company recognizes a charge to earnings for the value of the restricted stock awards. The charge is amortized over the vesting period of the restricted stock. Section 5 says that non-employee directors are not eligible to receive any other awards under the Long-Term Incentive Plan.

     The Company proposes to amend the Long-Term Incentive Plan by deleting
Section 5 of the Plan and any cross-references to that Section in the Plan. One effect of this amendment is to eliminate automatic awards of restricted stock to the non-employee directors. The other effect of this amendment is that the Board of Directors (or the Compensation Committee) will have authority to determine what awards, if any, non-employee directors will receive and what the terms of those awards will be. Non-employee directors could, as a result, receive non-qualified options, stock appreciation rights, restricted stock, or performance units under the Plan. The primary purpose of the amendment is to give the Company flexibility to use various forms of consideration to compensate its non-employee directors. The Company expects to determine the form (or combination of forms) of consideration each year, based on the economic and other circumstances at the time and based on its view of which awards will best align the interests of the stockholders and the directors.

     If the amendment is approved, the Board of Directors plans to use stock options to pay all of the non-employee directors' annual fee for the year after the 1999 annual stockholders' meeting. It plans to determine the number of options to be granted by dividing the annual fee by the value of one option on the last business day of the month in which the fee would normally be paid. The options would have a fair-market-value exercise price, and the value of each option would be calculated using the Black-Scholes method based on assumptions consistent with those used in calculating option values in the Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT TO THE COMPANY'S LONG-TERM INCENTIVE PLAN.

                        DIRECTORS AND EXECUTIVE OFFICERS

     After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in "Item One -- Election of Directors," the Board of Directors and executive officers of the Company will be:

                  NAME                    AGE                         POSITION
                  ----                    ---                         --------
I. Jon Brumley..........................  60    Chairman of the Board of Directors and Director
Scott D. Sheffield......................  46    President, Chief Executive Officer and Director
Timothy L. Dove.........................  42    Executive Vice President -- Business Development
Dennis E. Fagerstone....................  50    Executive Vice President
Lon C. Kile.............................  43    Executive Vice President
M. Garrett Smith........................  37    Executive Vice President and Chief Financial Officer
Mark L. Withrow.........................  51    Executive Vice President, General Counsel and
                                                Secretary
James R. Baroffio.......................  67    Director
R. Hartwell Gardner.....................  64    Director
Kenneth A. Hersh........................  36    Director
James L. Houghton.......................  68    Director
Jerry P. Jones..........................  67    Director
Richard E. Rainwater....................  54    Director
Charles E. Ramsey, Jr. .................  62    Director
Philip B. Smith.........................  47    Director
Robert L. Stillwell.....................  62    Director

     The Company has classified its Board of Directors into three classes. Directors in each class are elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Baroffio, Hersh, Sheffield and Stillwell are designated as Class II directors, and their terms of office expire at the Annual Meeting. Messrs. Gardner, Houghton and Philip Smith are designated as Class I directors, and their terms of office expire at the annual meeting of stockholders in 2001. Messrs. Brumley, Jones, Rainwater and Ramsey are designated as Class III directors, and their terms of office expire at the annual meeting of stockholders in 2000. On March 18, 1999, Mr. Jones, who had previously been designated as a Class II director, was re-designated as a Class III director in order to satisfy a provision in the Company's Restated Certificate of Incorporation that requires the number of directors in each of the three classes to be as nearly equal as possible. Since the last annual meeting of stockholders, three directors of the Company, T. Boone Pickens, Arthur L. Smith and Guy J. Turcotte, voluntarily resigned as directors of the Company. None of these resignations was the result of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

     Members of the current Board of Directors (other than Mr. Baroffio) were appointed under the terms of the merger agreement between Parker & Parsley Petroleum Company and MESA Inc. Mr. Baroffio became a director in December 1997 under the terms of the combination agreement between the Company and Chauvco Resources Ltd.

     Executive officers serve at the discretion of the Board of Directors.

     Set forth below is biographical information about each of the Company's directors and executive officers.

     I. Jon Brumley. Mr. Brumley, a graduate of the University of Texas with a B.A. and of the Wharton School of Finance and Commerce with an M.B.A., has served as Chairman of the Board of Directors of the Company since August 1997. Mr. Brumley was also an employee of the Company from August 1997 until May 1998. Mr. Brumley currently serves as Chairman of the Board of Encore Acquisition Partners Inc., an independent oil and gas company that he founded in April 1998. Mr. Brumley served as Chairman of the Board of Directors and Chief Executive Officer of Mesa from August 1996 until August 1997. He also co-founded Cross Timbers Oil Company and served as its Chairman of the Board from 1986 to mid-1996. Mr. Brumley served as President and Chief Executive Officer of Southland Royalty Company from 1974 until 1985.

     Scott D. Sheffield. Mr. Sheffield, a graduate of the University of Texas with a Bachelor of Science degree in Petroleum Engineering, has been the President and Chief Executive Officer of the Company since August 1997. He was the President and a director of Parker & Parsley since May 1990 and was the Chairman of the Board and Chief Executive Officer of Parker & Parsley since October 1990. Mr. Sheffield was the sole director of Parker & Parsley from May 1990 until October 1990. Mr. Sheffield joined Parker & Parsley Development Company ("PPDC"), a predecessor of Parker & Parsley, as a petroleum engineer in 1979. Mr. Sheffield served as Vice President -- Engineering of PPDC from September 1981 until April 1985, when he was elected President and a director. In March 1989, Mr. Sheffield was elected Chairman of the Board and Chief Executive Officer of PPDC. Before joining PPDC's predecessor, Mr. Sheffield was employed as a production and reservoir engineer for Amoco Production Company.

     Timothy L. Dove. Mr. Dove became Executive Vice President -- Business Development of the Company in August 1997. Mr. Dove joined Parker & Parsley in May 1994 as Vice President -- International and was promoted to Senior Vice President -- Business Development in October 1996, in which position he served until August 1997. Before joining Parker & Parsley, Mr. Dove was employed with Diamond Shamrock Corp., and its successor, Maxus Energy Corp, in various capacities in international exploration and production, marketing, refining, and planning and development. Mr. Dove earned a Bachelor of Science degree in Mechanical Engineering from Massachusetts Institute of Technology in 1979 and received his M.B.A. in 1981 from the University of Chicago.

     Dennis E. Fagerstone. Mr. Fagerstone, a graduate of the Colorado School of Mines with a B.S. in Petroleum Engineering, became an Executive Vice President of the Company in August 1997. Mr. Fagerstone served as Executive Vice President and Chief Operating Officer of Mesa from March 1997, until August 1997. Mr. Fagerstone served as Senior Vice President and Chief Operating Officer of Mesa from October 1996 to February 1997, and served as Vice President -- Exploration and Production of Mesa from May 1991 to

October 1996. Mr. Fagerstone served as Vice President -- Operations of Mesa from June 1988 until May 1991.

     Lon C. Kile. Mr. Kile, a graduate of Oklahoma State University with a Bachelor of Business Administration degree in Accounting, became Executive Vice President of the Company in August 1997. Mr. Kile joined Parker & Parsley in 1985 and was promoted to Senior Vice President -- Investor Relations in October 1996. Previously, he was Vice President and Manager of the Mid-Continent Division. Prior to that, he held the positions of Vice President -- Equity Finance & Analysis and Vice President -- Marketing and Program Administration. Before joining Parker & Parsley, he was employed as Supervisor -- Senior, Audit, in charge of Parker & Parsley's audit, with Arthur Young.

     M. Garrett Smith. Mr. Smith, a graduate of the University of Texas with a Bachelor of Science degree in Electrical Engineering and Southern Methodist University with an M.B.A., became Executive Vice President and Chief Financial Officer of the Company in December 1997. Prior to that he was Senior Vice President -- Finance of the Company since August 1997. Mr. Smith served as Vice President -- Corporate Acquisitions of Mesa from January 1997 until August 1997. From October 1996 to December 1996, Mr. Smith served as Vice President
 -- Finance of Mesa and from 1994 to 1996, he served as Director of Financial Planning of Mesa. Mr. Smith was employed by BTC Partners, Inc. (a former financial advisor to Mesa) from 1989 to 1994.

     Mark L. Withrow. Mr. Withrow, a graduate of Abilene Christian University with a Bachelor of Science degree in Accounting and Texas Tech University with a Juris Doctorate degree, has been the Executive Vice President, General Counsel and Secretary of the Company since August 1997. He served as Vice President -- General Counsel of Parker & Parsley from February 1991 until January 1995, and served as Senior Vice President, General Counsel of Parker & Parsley from January 1995 until August 1997. He was Parker & Parsley's Secretary from August 1992 until August 1997. Mr. Withrow joined PPDC in January 1991. Before joining PPDC, Mr. Withrow was the managing partner of the law firm of Turpin, Smith, Dyer, Saxe & MacDonald, Midland, Texas.

     James R. Baroffio. Dr. Baroffio received a B.A. in Geology at the College of Wooster, Ohio, an M.S. in Geology at Ohio State University, and a Ph.D. in Geology at the University of Illinois. Before becoming a director of the Company in December 1997, Dr. Baroffio enjoyed a long career with Standard Oil Company of California, the predecessor of Chevron Corporation, eventually retiring as President of Chevron Canada Resources in 1994. Dr. Baroffio was President-elect of the Colorado Petroleum Association, a member of the Board of Directors of the Rocky Mountain Oil & Gas Association, and Chairman of the U.S. National Committee of the World Petroleum Congress. His community leadership positions included membership on the Board of Directors of Glenbow Museum and the Nature Conservancy of Canada, as well as serving as President of the Alberta Nature Conservancy.

     R. Hartwell Gardner. Mr. Gardner became a director of the Company in August 1997. He served as a director of Parker & Parsley from November 1995 until August 1997. Mr. Gardner graduated from Colgate University with a Bachelor of Arts degree in Economics and then earned an M.B.A. from Harvard University. Until October 1, 1995, Mr. Gardner was the Treasurer of Mobil Oil Corporation and Mobil Corporation from 1974 and 1976, respectively. Mr. Gardner is a member of the Financial Executives Institute of which he served as Chairman in 1986/1987 and is a Director of Oil Investment Corporation Ltd. and Oil Casualty Investment Corporation Ltd., Pembroke, Bermuda.

     Kenneth A. Hersh. Mr. Hersh, who became a director of the Company in August 1997, has been a Managing Director of Natural Gas Partners ("NGP") since 1989. NGP is a family of investment funds organized to make equity investments in oil and gas companies. Previously, he was employed by the investment banking division of Morgan Stanley & Co. Incorporated where he was a member of the firm's energy group specializing in oil and gas financing and acquisition transactions. Mr. Hersh is a director of HS Resources, Inc., Petroglyph Energy, Inc., Titan Exploration, Inc. and Vista Energy Resources, Inc. Mr. Hersh earned his M.B.A. from the Stanford University Graduate School of Business, and his undergraduate degree from Princeton University.

     James L. Houghton. Mr. Houghton is a certified public accountant and a graduate of Kansas University with a Bachelor of Science degree in Accounting, as well as a Bachelor of Laws degree. Mr. Houghton has served as a director of the Company since August 1997, and as a director of Parker & Parsley from October 1991 until August 1997. Until October 1, 1991, Mr. Houghton was the lead oil and gas tax specialist for the accounting firm of Ernst & Young, was a member of Ernst & Young's National Energy Group, and had served as its Southwest Regional Director of Tax. Mr. Houghton is a member of the American Institute of Certified Public Accountants, a member of the Oklahoma Society of Certified Public Accountants and a former Chairman of its Federal and Oklahoma Taxation Committee and past President of the Oklahoma Institute on Taxation. He has also served as a Director for the Independent Petroleum Association of America and as a member of its Tax Committee.

     Jerry P. Jones. Mr. Jones earned a Bachelor of Science degree from West Texas State College in 1953 and a Bachelor of Law degree from the University of Texas School of Law in 1959. Mr. Jones has served as a director of the Company since August 1997, and as a director of Parker & Parsley from May 1991 until August 1997. Mr. Jones has been an attorney with the law firm of Thompson & Knight, P.C., Dallas, Texas, since September 1959 and was a shareholder in that firm until January 1998, when he retired and became of counsel to the firm. Mr. Jones specialized in civil litigation, especially in the area of energy disputes.

     Richard E. Rainwater. Mr. Rainwater, a graduate of the University of Texas with a B.A. and the Stanford University Graduate School of Business with an M.B.A., became a director of the Company in August 1997. He served as a director of Mesa from July 1996 until August 1997. Since 1986, Mr. Rainwater has been an independent investor and the sole shareholder and Chairman of Rainwater, Inc. Mr. Rainwater was the founder of Crescent Real Estate Equities, Inc. in 1994, and since that time has served as its Chairman of the Board. He was the co-founder of Mid Ocean Limited in 1991, the founder of Columbia Hospital Corporation (predecessor to Columbia/HCA Healthcare Corporation) in 1987, and the founder of ENSCO International, Inc. in 1986. From 1970 until 1986, Mr. Rainwater served as the Chief Investment Advisor to the Bass Family of Texas.

     Charles E. Ramsey, Jr. Mr. Ramsey is a graduate of the Colorado School of Mines with a Petroleum Engineering degree and a graduate of the Smaller Company Management program at the Harvard Graduate School of Business Administration. Mr. Ramsey has served as a director of the Company since August 1997. Mr. Ramsey served as a director of Parker & Parsley from October 1991 until August 1997. Since October 1991, he has operated an independent management and financial consulting firm. From June 1958 until June 1986, Mr. Ramsey held various engineering and management positions in the oil and gas industry and, for six years before October 1991, was a Senior Vice President in the Corporate Finance Department of Dean Witter Reynolds Inc. (Dallas, Texas office). His industry experience includes 12 years of senior management experience in the positions of President, Chief Executive Officer and Executive Vice President of May Petroleum Inc. Mr. Ramsey is also a former director of MBank Dallas, the Dallas Petroleum Club and Lear Petroleum Corporation.

     Philip B. Smith. Mr. Smith, a graduate of Oklahoma State University with a B.S. in mechanical engineering and the University of Tulsa with an M.B.A., has served as a director of the Company since August 1997. He served as a director of Mesa from July 1996 until August 1997. In 1996, Mr. Smith founded PRIZE Petroleum, L.L.C., an owner of Sunterra Petroleum, L.L.C. From 1991 until 1996, Mr. Smith served as President, Chief Executive Officer and a director of Tide West Oil Company. From 1986 until 1991, he served as Senior Vice President of Mega Natural Gas Company, and from 1980 until 1986 he held executive positions with two small exploration and production companies. From 1976 until 1980, Mr. Smith held various positions with Samson Resources Company, and from 1974 until 1976 he was a production engineer with Texaco Inc. Mr. Smith is a director of HS Resources, Inc.

     Robert L. Stillwell. Mr. Stillwell, a graduate of the University of Texas with a B.B.A. and the University of Texas School of Law with a J.D., has served as a director of the Company since August 1997. He served as a director of Mesa from January 1992 until August 1997, as a member of the Advisory Committee of Mesa, L.P., a predecessor of Mesa, from December 1985 until December 1991, and as a director of Mesa in its original corporate form from 1968 until January 1987. Mr. Stillwell has been a partner in the law firm of Baker & Botts, L.L.P., for more than five years.

     In addition to the directors of the Company, Edward O. Vetter and John S. Herrington have been serving as Senior Advisors to the Board of Directors, for which each has been receiving an annual fee of $20,000 cash for his services. They will cease serving as Senior Advisors to the Board of Directors on May 31, 1999.

     Mr. Vetter, a graduate of the Massachusetts Institute of Technology, served as a director of Parker & Parsley from February 1992 until August 1997, and has in the past served as director of AMR Corporation, American Airlines, Inc., Cabot Corporation, The Western Company of North America and Champion International Corporation. Since 1977, Mr. Vetter has been President of Edward
O. Vetter & Associates, a management consulting firm in Dallas, Texas. Mr. Vetter was the Energy Advisor to the Governor of Texas from 1979 to 1983, was chairman of the Texas Department of Commerce from 1987 to 1991, and was a Presidential appointee to the U.S. Competitiveness Policy Council. He is a life trustee of the Massachusetts Institute of Technology and a former member of the National Petroleum Council.

     Mr. Herrington, a graduate of Stanford University with a B.A. in Economics, and the University of California Hastings College of Law with a J.D. and L.L.B., was a director of the Company from August 1997 until May 1998. He served as a director of Mesa from January 1992 until August 1997. Since December 1991, Mr. Herrington has been involved in personal investments and real estate activities. He was Chairman of the Board of Harcourt Brace Jovanovich, Inc. (publishing) from May 1990 until November 1991, and served as a director from May 1989 until May 1990. Mr. Herrington served as the Secretary of the Department of Energy of the United States from February 1985 until May 1990.

                      MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors of the Company held seven meetings during 1998. No director attended fewer than 75% of the total number of meetings of the Board of Directors, except for Mr. Rainwater, who attended five of the seven meetings. No director attended fewer than 75% of the total number of meetings of all committees of the Board of Directors on which that director served.

     The Company's Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Nominating Committee.

     The Audit Committee makes recommendations to the Board of Directors for selecting the Company's independent auditors, considers the independence of auditors before engaging them, reviews with auditors their reports, discusses internal accounting procedures and financial controls with the Company's management and auditors, and may initiate and supervise any special investigations it deems necessary. The members of the Audit Committee are Messrs. Houghton (Chairman), Gardner and Jones. The Audit Committee held five meetings during 1998.

     The Compensation Committee periodically reviews the compensation, employee benefit plans and fringe benefits paid to or provided for executive officers of the Company, approves the annual salaries and bonuses of the Company's executive officers, and administers the Long-Term Incentive Plan. The members of the Compensation Committee are Messrs. Ramsey (Chairman), Hersh and Smith. The Compensation Committee held five meetings during 1998. The Plan is administered by a subcommittee of which Messrs. Ramsey and Smith are members.

     The Executive Committee approves acquisition and divestiture transactions by the Company up to $200 million, and acts as a preliminary screening committee for the Board of Directors on transactions greater than $200 million. The members of the Executive Committee are Messrs. Brumley (Chairman), Sheffield, Gardner, Hersh, Ramsey and Smith. The Executive Committee held two meetings during 1998.

     The Nominating Committee recommends candidates for membership to the Board of Directors. The members of the Nominating Committee are Messrs. Brumley (Chairman) and Smith. The Nominating Committee held one meeting during 1998.

                            MANAGEMENT COMPENSATION

     The Company began operations upon completion of the merger of Parker & Parsley and Mesa on August 7, 1997. Information about management compensation for periods before that date refers to compensation that either of the predecessor companies paid.

COMPENSATION OF DIRECTORS

     Currently, each non-employee director receives an annual retainer fee of $50,000 if the director serves on a committee and $40,000 if he does not. In addition, each non-employee director is reimbursed for travel expenses to attend meetings of the Board of Directors or its committees and an additional $2,500 for services as chairman of a committee. No additional fees are paid for attendance at board or committee meetings. Executive officers of the Company do not receive additional compensation for serving on the Board of Directors.

     Under the Plan, each non-employee director automatically receives 50% (and may elect to receive 100%) of the director's annual retainer fee in the form of common stock instead of cash on the last business day of the month in which the annual meeting of stockholders is held. The number of shares included in each award is determined by dividing the applicable percentage of the annual retainer fee by the closing sale price of common stock on the business day immediately preceding the date of the award. When issued, the shares of common stock awarded are subject to transfer restrictions that lapse on the earlier of the next annual meeting of stockholders or the first anniversary date of the award if the person has continued as a director through that date. If a non-employee director's services as a director are terminated for any reason before the earlier of the next annual meeting of stockholders or the first anniversary of the date of the grant, transfer restrictions on some of the shares will lapse (and the rest of the shares will be forfeited) based on the number of regularly scheduled meetings of the Board of Directors that were held since the last annual meeting and the number of regularly scheduled meetings remaining to be held before the next annual meeting of stockholders. The vesting of ownership and the lapse of transfer restrictions may be accelerated upon the death, disability or retirement of the director or a change in control of the Company.

     On May 29, 1998, each non-employee director received the following awards of restricted stock in lieu of cash retainer fees (which were based on a closing sale price of $22.8125 for the common stock): Messrs. Brumley, Gardner and Hersh received awards of 2,191 shares; Messrs. Baroffio and Rainwater received awards of 1,753 shares; Messrs. Houghton, Jones, Ramsey and Smith received awards of 1,095 shares; and Mr. Stillwell received an award of 876 shares. Messrs. Brumley, Gardner and Hersh were the only directors who elected to receive 100% of their retainers in restricted stock.

     As discussed above under "Item Three -- Approval of Amendment to Long-Term Incentive Plan," if stockholders approve the amendment to the Long-Term Incentive Plan, then automatic awards will be discontinued. The Board of Directors (or the Compensation Committee) will determine the nature and amount of any awards, including awards in lieu of directors' fees.

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation paid to the Company's executive officers generally consists of base salaries, annual bonuses, awards under the Plan, contributions to the Company's 401(k) retirement plan, and miscellaneous perquisites. The following table summarizes the total compensation for 1998, 1997, and 1996 awarded to, earned by or paid to the following persons:

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                COMPENSATION AWARDS
                                               ANNUAL COMPENSATION            -----------------------
                                      -------------------------------------    VALUE OF      SHARES
          NAME AND                                           OTHER ANNUAL     RESTRICTED   UNDERLYING      ALL OTHER
     PRINCIPAL POSITION        YEAR    SALARY    BONUS(A)   COMPENSATION(B)    STOCK(C)    OPTIONS(D)   COMPENSATION(E)
     ------------------        ----   --------   --------   ---------------   ----------   ----------   ---------------
I. Jon Brumley(f)............  1998   $225,000   $  --         $ 60,285       $   --          --           $ 36,445
  Chairman of the Board        1997    537,525    360,000       121,198        2,234,625      90,000         36,037
                               1996    180,142      --          --                --         228,571         18,014
Scott D. Sheffield(g)........  1998    600,000    216,000        16,734           --          90,000        123,252
  President and                1997    518,875    360,000       838,075        2,234,625      90,000        105,996
  Chief Executive Officer      1996    390,000    375,375        47,770           --          70,000         87,990
Dennis E. Fagerstone.........  1998    275,000     92,812         8,076           --          35,000         37,757
  Executive Vice President     1997    259,387    123,750        61,985          871,125      35,000         27,149
                               1996    212,490     90,000       --                --          71,428         30,249
Mel Fischer(h)...............  1998    285,000     76,950        18,897           --          --             44,500
  Executive Vice President --  1997    255,833    128,250       346,438          871,125      56,000         33,787
  World Wide Exploration       1996      --         --          --                --          --            --
Mark L. Withrow(g)...........  1998    250,000     84,376        60,882           --          35,000         61,178
  Executive Vice President     1997    228,000    112,500       382,020          871,125      35,000         51,835
  and General Counsel          1996    175,000    201,737        33,021           59,500      21,000         43,103
M. Garrett Smith.............  1998    250,000     84,376         7,457           --          35,000         36,559
  Executive Vice President     1997    214,000    105,750        44,386          871,125      35,000         15,812
  and Chief Financial Officer  1996    137,490    200,000       --                --          50,000         33,749

---------------

 (a) Represents the amount awarded under the Company's annual bonus program and bonus awards related to specific events. The 1998 annual bonus was approved on February 24, 1999, and paid fully in cash. The 1997 annual bonus was paid one-half in cash and one-half in restricted common stock. Subject to accelerated lapse in certain circumstances, the ownership of the stock vests after one year, and transfer restrictions lapse on one-third of the shares on each of the first, second and third anniversaries of the date of grant. In 1996, Mr. Withrow received one-half of a previously established target level bonus in restricted stock and the other one-half of target plus any excess above target in cash. The number of shares of restricted stock awarded as annual bonuses was calculated using the last closing sale price of the common stock before the date of the award ($22.375 for 1997 and $30.125 for 1996). Ownership of the restricted stock awarded in 1996 vested on August 13, 1997 and ownership of the restricted stock awarded for 1997 vested on September 30, 1998 due to the triggering of a vesting acceleration clause contained in the Plan. See "Compensation Committee Report on Executive Compensation -- Elements of Compensation -- Long-term Incentives."

                                                                             RESTRICTED STOCK AWARD
                                                                             ----------------------
                                                                              NUMBER        VALUE
                                                       YEAR    CASH AWARD    OF SHARES    OF SHARES
                                                       ----    ----------    ---------    ---------
      Mr. Brumley....................................  1998     $ --           --         $  --
                                                       1997      179,993       8,045       180,007
                                                       1996       --           --            --
      Mr. Sheffield..................................  1998      216,000       --            --
                                                       1997      179,993       8,045       180,007
                                                       1996      375,375       --            --
      Mr. Fagerstone.................................  1998       92,812       --            --
                                                       1997       61,883       2,765        61,867
                                                       1996       90,000       --            --

                                                                             RESTRICTED STOCK AWARD
                                                                             ----------------------
                                                                              NUMBER        VALUE
                                                       YEAR    CASH AWARD    OF SHARES    OF SHARES
                                                       ----    ----------    ---------    ---------
      Mr. Fischer....................................  1998       76,950       --            --
                                                       1997       64,123       2,866        64,127
                                                       1996       --           --            --
      Mr. Withrow....................................  1998       84,376       --            --
                                                       1997       56,249       2,514        56,251
                                                       1996      102,377       1,307        39,373
      Mr. Smith......................................  1998       84,376       --            --
                                                       1997       52,878       2,363        52,872
                                                       1996      200,000       --            --

     In 1996 Mr. Withrow also received a restricted stock bonus award of 2,436 shares valued at $59,987 on the date of grant for his role in the divestiture of the Company's Australia and Asia subsidiaries. These shares vested on April 17, 1997, and the transfer restrictions lapsed one-third on April 17, 1997, and the remaining two-thirds lapsed on August 7, 1997.

 (b) This column includes (i) gross-up payments in 1997 for taxes in connection with the receipt of restricted stock awarded pursuant to the annual bonus plan as follows: Mr. Brumley $118,805; Mr. Sheffield $118,805; Mr. Fagerstone $40,832; Mr. Fischer $42,328; and Mr. Withrow $37,125; (ii) relocation and housing cost of living adjustment related to moving corporate headquarters from Midland, Texas to Irving, Texas as follows: payment for 1998 -- Mr. Withrow $42,290; payments for 1997 -- Mr. Sheffield $432,856; Mr. Fischer $151,777; and Mr. Withrow $204,000; (iii) tax
     gross-up payments for relocation and cost of living adjustment: payment for 1998 -- Mr. Withrow $12,044; payments for 1997 -- Mr. Sheffield $283,781; Mr. Fischer $94,889; and Mr. Withrow $133,742; (iv) temporary housing payment to Mr. Fisher of $15,000 in 1998, and $55,000 in 1997, for housing in Texas during Mr. Fischer's two year initial employment commitment; (v) a 1998 payment of $44,998 to Mr. Brumley for unused vacation, and 1997 payments to Mr. Fagerstone of $21,153 and Mr. Smith of $9,490 for unused vacation; (vi) a cash payment to Mr. Sheffield in 1996 of $47,770, which was equal to 50% of the federal income tax liability associated with the cash bonus received in lieu of restricted stock under the annual bonus program; and (vii) a 1996 gross-up payment to Mr. Withrow of $33,021 related to a restricted stock award he received as part of the annual bonus plan. Amounts not shown represent miscellaneous perquisites.

 (c) The restricted stock awarded in 1997 represents grants on August 8, 1997 of 59,000 shares of common stock to each of Messrs. Brumley and Sheffield and 23,000 shares of common stock to each of Messrs. Fagerstone, Fischer, Withrow and Smith with vesting restrictions that were to lapse one-half on August 8, 2000, and one-half on August 8, 2001. Mr. Brumley's restricted stock fully vested effective as of May 15, 1998, in connection with his retirement as an employee of the Company. Messrs. Sheffield, Fischer, Fagerstone, Withrow and Smith's restricted stock fully vested on September 30, 1998 due to the triggering of a vesting acceleration clause contained in the Plan. See "Compensation Committee Report on Executive
     Compensation -- Elements of Compensation -- Long-term Incentives." In 1996 Mr. Withrow received a restricted stock award of 2,000 shares of common stock with vesting restrictions that were to lapse November 19, 1999. The merger of Parker & Parsley and Mesa to form the Company accelerated the lapse of these restrictions to August 7, 1997. The values of the awards were calculated using the closing sale price of the common stock of $37.875 on August 7, 1997, and of $29.75 on November 18, 1996. Because all vesting restrictions on all restricted stock heretofore awarded to each executive officer have lapsed (either by their terms or through acceleration upon the happening of certain events) no executive officer held any shares of restricted stock on December 31, 1998.

 (d) Stock options that Mesa awarded to Messrs. Brumley, Fagerstone and Smith before the merger were converted to options to purchase common stock on a 1-for-7 basis.

 (e) For 1998 this column includes (i) contributions to qualified retirement plans for Messrs. Brumley, Sheffield, Fagerstone, Fischer, Withrow and Smith of $7,916, $16,000, $9,728, $16,000, $16,000 and

     $11,222, respectively; (ii) contributions to the Company's non-qualified deferred compensation retirement plan for Messrs. Brumley, Sheffield, Fagerstone, Fischer, Withrow and Smith of $28,529, $61,154, $28,029, $28,500, $25,481 and $25,337, respectively; (iii) deemed payment for one-third of the principal and all accrued interest to Mr. Sheffield for $44,768 and Mr. Withrow for $19,697 related to a 1995 stock acquisition loan program; and (iv) a $1,330 premium with respect to a term life insurance policy for the benefit of Mr. Sheffield.

 (f) Mr. Brumley became an officer of Mesa in August 1996. He ceased to be an employee of the Company effective May 15, 1998, but continues to serve as Chairman of the Board of Directors.

 (g) See "Management Compensation -- Compensation of Executive
     Officers -- Employee Investment Partnerships" for information about Parker & Parsley-sponsored employee investment partnerships in which Mr. Sheffield and Mr. Withrow invested their own funds.

 (h) Mr. Fischer became an officer of Parker & Parsley in February 1997. Mr. Fischer retired from the Company effective February 15, 1999.

     LONG-TERM INCENTIVE PLAN. The Plan provides for employee awards in the form of stock options, stock appreciation rights, restricted stock, and performance units payable in stock or cash. The maximum number of shares of common stock that may be issued under the Plan is equal to 10% of the total number of shares of common stock and Canadian exchangeable shares outstanding from time to time minus the total number of shares of stock subject to outstanding awards on the date of calculation under any other stock-based plan for employees or directors of the Company and its subsidiaries. The Plan had 5,743,511 shares available for additional awards at December 31, 1998.

     Information about restricted stock awards made under the Plan is set forth in the Summary Compensation Table. No performance units or stock appreciation rights have been awarded under the Plan.

     The following table sets forth information about stock option grants made during 1998 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS
                        ------------------------------------------------
                           NUMBER OF        % OF TOTAL
                          SECURITIES      OPTIONS GRANTED   EXERCISE OR
                          UNDERLYING       TO EMPLOYEES      BASE PRICE          EXPIRATION          GRANT DATE
         NAME           OPTIONS GRANTED   IN FISCAL YEAR    PER SHARE(c)            DATE              VALUE(d)
         ----           ---------------   ---------------   ------------   -----------------------   ----------
Mr. Brumley...........          --               --               --                 --                     --
Mr. Sheffield.........      45,000(a)          2.10%           17.25               9/30/03             298,800
                            45,000(b)          2.10%           14.00         11/23/04 - 05 - 06        279,000
Mr. Fagerstone........      17,500(a)          0.81%           17.25               9/30/03             116,200
                            17,500(b)          0.81%           14.00         11/23/04 - 05 - 06        108,500
Mr. Fischer...........      17,500(a)          0.81%           17.25               9/30/03             116,200
                            17,500(b)          0.81%           14.00         11/23/04 - 05 - 06        108,500
Mr. Withrow...........      17,500(a)          0.81%           17.25               9/30/03             116,200
                            17,500(b)          0.81%           14.00         11/23/04 - 05 - 06        108,500
Mr. Smith.............      17,500(a)          0.81%           17.25               9/30/03             116,200
                            17,500(b)          0.81%           14.00         11/23/04 - 05 - 06        108,500

---------------

(a) These options were granted on August 19, 1998, fully vested on September 30, 1998, due to the triggering of a vesting acceleration clause contained in the Plan, and expire September 30, 2003. See "Compensation Committee Report on Executive Compensation -- Elements of Compensation -- Long-term Incentives."

(b) These options were granted on November 23, 1998, vest at the rate of one-third each year commencing on the first anniversary of the grant date, and have a term of five years from the date of vesting. The Compensation Committee retains discretion, subject to plan limits, to modify the terms of the options. In the event of a change in control of the Company as defined in the Plan, the options will immediately become fully vested and exercisable in full.

(c) The exercise price per share is equal to the closing price of the common stock on the New York Stock Exchange composite tape on the day before the date of grant.

(d) The estimated grant date value of shares in footnotes (a) and (b) is determined using the Black-Scholes model. The material assumptions and adjustments incorporated in the Black-Scholes model in estimating the value of the options include the following:

    - An interest rate of 5.43% for footnote (a) and 5.5% for footnote (b), which represents the interest rate on a U. S. Treasury security with a maturity date corresponding to the option term.

    - Volatility of .309% for footnote (a) and .398% for footnote (b) calculated using daily stock prices for the 120-day period prior to the grant date.

    - Dividends at the rate of $.10 per share representing the annualized dividends paid with respect to a share of common stock at the date of grant.

    No other adjustments were made to the model for non-transferability or risk of forfeiture. The ultimate values of the options will depend on the future market price of the common stock, which cannot be forecast with reasonable accuracy. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

     The following table sets forth, for each named executive officer, information concerning the exercise of stock options during 1998 and the value of unexercised stock options as of December 31, 1998.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                      NUMBER OF SECURITIES
                        NUMBER OF                    UNDERLYING UNEXERCISED            VALUE OF UNEXERCISED
                         SHARES                    OPTIONS AT FISCAL YEAR END              IN-THE-MONEY
                       ACQUIRED ON     VALUE      ----------------------------    ------------------------------
                        EXERCISE      REALIZED    EXERCISABLE     EXERCISABLE     UNEXERCISABLE     EXERCISABLE
                       -----------    --------    -----------    -------------    -------------    -------------
Mr. Brumley..........      --           --          318,571             --             --               --
Mr. Sheffield........      --           --          305,350         45,000             --               --
Mr. Fagerstone.......      --           --          132,498         17,500             --               --
Mr. Fischer..........      --           --           73,500         17,500             --               --
Mr. Withrow..........      --           --           94,500         17,500             --               --
Mr. Smith............      --           --          106,071         17,500             --               --

     RETIREMENT PLAN. The Company provides a non-qualified deferred compensation retirement plan for officers and key employees of the Company. Each participant is allowed to contribute up to 25% of base salary. The Company provides a matching contribution of 100% of the participant's contribution limited to the first 10% of the officer's base salary (or 8% of the key employee's base salary). The Company matching contribution vests immediately.

     In December 1998, the Company received information that an investment fund group had acquired beneficial ownership of more than 20% of the common stock. Pursuant to the provisions of the Company's deferred compensation retirement plan, if a third party acquires 20% or more of the common stock certain change in control provisions contained in the Plan are triggered. Accordingly, in December 1998, the Compensation Committee determined that a change in control had occurred, effective September 30, 1998, under the deferred compensation retirement plan. Consequently, all of the contributions made to the deferred compensation retirement plan from August 1997 to December 15, 1998 were distributed to the respective officers and key employees.

     EMPLOYEE INVESTMENT PARTNERSHIPS. From 1987 through 1991, Parker & Parsley formed employee partnership programs in which Mr. Sheffield participated. In 1992 and 1993 Mr. Sheffield and Mr. Withrow participated in a Direct Investment Partnership formed to invest in all wells drilled by Parker & Parsley during those years (except in certain circumstances where its participation would impose additional costs to Parker & Parsley). As of December 31, 1998, the aggregate contributions that have been made to the employee partnerships and the Direct Investment Partnerships by Mr. Sheffield and Mr. Withrow and the aggregate distributions that have been received by them from those partnerships were as follows: Mr. Sheffield contributed $734,955 and received $1,066,125 ($111,542 of which was received during 1998); and Mr. Withrow contributed $142,625 and received $138,231 ($18,416 of which was received during 1998).

     SEVERANCE AGREEMENTS. On August 8, 1997, the Company entered into severance agreements with its officers. Salaries and bonuses are set by the Compensation Committee independent of these agreements, and the Compensation Committee can increase or reduce base salaries at its discretion.

     Either the Company or the officer may terminate the officer's employment under the severance agreement at any time. The Company must pay the officer an amount equal to one year's base salary if the officer's employment is terminated because of death, disability, or normal retirement. The Company must pay the officer an amount equal to one year's base salary and continue health insurance for the officer's family for one year if the Company terminates the officer's employment without cause or if the officer terminates employment for good reason, which is when reductions in the officer's base annual salary exceed specified limits or when the officer's responsibilities have been significantly reduced. If within one year after a change in control of the Company the Company terminates the officer without cause or if the officer terminates employment for good reason, the Company must pay the officer an amount equal to 2.99 times the sum of the officer's base salary plus target bonus for the year and continue health insurance for the officer's family for one year. If the officer terminates employment with the Company without reason between six months and one year after a change in control, or at any time within one year after a change in control if the officer is required to move, then the Company must pay the officer one year's base salary and continue health insurance for the officer's family for one year. Officers are also entitled to additional payments for certain tax liabilities that may apply to severance payments following a change in control.

     INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and officers, including the named executive officers. Those agreements require the Company to indemnify the directors and officers to the fullest extent permitted by the Delaware General Corporation Law and to advance expenses in connection with certain claims against directors and officers. The Company expects to enter into similar agreements with persons selected to be directors and officers in the future. Each indemnification agreement also provides that, upon a potential change in control of the Company and if the indemnified director or officer so requests, the Company will create a trust for the benefit of the indemnified director or officer in an amount sufficient to satisfy payment of all liabilities and suits against which the Company has indemnified the director or officer.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Kenneth A. Hersh is a member of the Compensation Committee and is a Vice President of Rainwater, Inc. Effective January 1, 1999, the Company entered into an agreement with Rainwater, Inc., the former general partner of DNR-MESA Holdings, L.P. ("DNR"), modifying certain terms of a prior agreement between DNR and Mesa, which was assumed by the Company upon consummation of the merger between Parker & Parsley and Mesa. Pursuant to the terms of this agreement, as modified, the Company will pay Rainwater, Inc. $300,000 per year and reimburse Rainwater, Inc. for certain expenses in consideration of the provision of certain consulting and financial analysis services to the Company by Rainwater, Inc. and its representatives.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors submits the following report with respect to the executive compensation program of the Company.

COMPENSATION PRINCIPLES AND PHILOSOPHY

     The overriding responsibility of the Committee is to maintain the Company's executive compensation program so that it attracts and retains a capable and highly motivated senior management team and aligns the compensation of the Company's executives with the Company's strategic business plan to increase stockholder value. During 1998, the Committee retained an executive compensation consulting firm ("Hewitt Associates") to assist and advise it in its efforts to establish and administer fair and reasonable compensation and incentive policies. These policies emphasize variable compensation and structure the annual bonus and long-term incentive awards to be a significant portion of an executive's total compensation and result in total compensation that is reflective of Company performance. Stock awards as part of each executive's compensation package will continue to be emphasized to align stockholder and executive interests. Other critical elements of the Company's compensation and incentive policies provide for:

     - Base salaries at or slightly above median levels compared to industry survey information and peer group proxy analysis.

     - Annual bonuses that are based on both individual and Company performance.

     - Long-term incentive award levels that are above median.

     - Significant stock ownership by management.

     To support the commitment to significant stock ownership by executives and the Board of Directors, the Committee adopted the following stock ownership guidelines effective August 8, 1997:

     - Non-employee directors -- stock value equal to at least three times each director's annual retainer fee.

     - Chairman of the Board and Chief Executive Officer -- stock value equal to at least five times base salary.

     - Executive Committee (executive officers named in the summary compensation table and two other officers) -- stock value equal to at least two and one-half times base salary.

     - All other officers -- stock value equal to at least one and one-half times base salary.

     - Subsidiary company officers -- stock value equal to at least base salary.

     Historically most of the directors and officers have been in compliance with the guidelines. However, due to the current low stock price, the ownership levels calculated using the current stock price have fallen below the ownership guidelines. There have been no significant reductions in actual stock ownership by directors and officers.

     Officers are given three years from the time they are subject to the guidelines to achieve the expected levels of stock ownership. Officers who currently do not meet the guidelines have submitted proposals to comply within the three-year period. If the ownership levels are not achieved, non-complying officers will be required to hold for a minimum of six months 50% of the shares acquired through any exercise of stock options, and any subsequent annual bonus awards will be paid 100% in common stock.

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA93") placed new restrictions on the deductibility of executive compensation paid by public companies. Under the restrictions that began to apply in 1994, the Company is not able to deduct compensation paid to any of the named executive officers in excess of $1,000,000 unless the compensation meets the definition of "performance based compensation" in the legislation. Non-deductibility could result in additional tax costs to the Company. While the Committee cannot assess with certainty how the Company's compensation program will ultimately be affected by OBRA93, the Committee generally tries to preserve the deductibility of all executive compensation if it can do so without interfering with the Company's ability to attract and retain capable and highly motivated senior management. However, in order to induce certain executive officers of the Company to relocate to the Company's principal executive offices in Irving, Texas, after the merger of Parker & Parsley and Mesa in 1997, the Company made certain relocation reimbursement payments to such officers, which payments were not wholly deductible by the Company because of the compensation limits of OBRA93.

ELEMENTS OF COMPENSATION

     The elements of the compensation program that the Committee administers for executive officers, including the Chief Executive Officer, consist of base salaries, annual bonuses, awards made under the Company's Long-Term Incentive Plan (the "Plan"), contributions to the Company's 401(k) retirement plan, contributions to the Company's deferred compensation retirement plan, and miscellaneous perquisites. Base salaries, annual bonuses and long-term incentives are discussed separately below; however, the Committee considers the aggregate remuneration of executives when evaluating the executive compensation program.

     BASE SALARIES. An executive's base salary is viewed as a fixed component of total compensation that should be competitive with companies of similar size and business to the Company. The Committee has targeted base salaries at or slightly above the median level for companies of similar size and business to the Company. The Committee evaluates the base salaries of the Company's executive officers on the basis of competitive base salary survey data provided by its consultant, consideration of each officer's duties and responsibilities, individual performance and contribution, and the extent and length of tenure with the Company and its predecessors. Hewitt Associates provides base salary survey data on the majority of the Company's peer group companies, a group of independent exploration and production companies with similar asset, revenue and capital investment profiles as the Company. While the peer group provided by Hewitt Associates includes some of the members of the Dow Jones Oil -- Secondary Index (the "DJ Oil -- Secondary Group") reflected in the performance graph set forth under "Company Performance" below, it does not include all of the companies in that peer group and includes other companies with which the Company competes. The Committee determines the base salary for all named executives, including Mr. Sheffield, using the same methodology.

     The 1998 base salaries for the named executive officers as a group, other than Mr. Sheffield, were identified by Hewitt Associates as being at approximately the 50th percentile level. Hewitt Associates has determined that Mr. Sheffield's 1998 base salary is slightly below the 50th percentile level.

     Due to adverse economic conditions that the oil and gas industry experienced during 1998, and the desire to reduce the Company's cost structure, Mr. Sheffield reduced his base salary for 1999 by 20% to $480,000 and the other named executive officers' base salaries were reduced by 10%. For 1999 Mr. Sheffield's and the other named executive's base salary will be significantly less than the 50th percentile. Even though the Company normally targets the 50th percentile level for base salary, in light of industry conditions, the Committee, with the support of the named executive officers, elected to reduce the fixed cost salary component of total compensation.

     ANNUAL BONUSES. Each year the Committee sets a target bonus for each executive based on the range of the peer group's bonus targets. To maintain internal equity, the level of responsibility, scope and complexity of the executive's position are considered. The Committee believes, based on advice from its consultant, that the established targets are currently slightly below the 50th percentile for Mr. Sheffield and at about the 55th percentile for the other named executive officers. Awards may vary from 50% to 150% of target.

     For 1998, the Committee awarded Mr. Sheffield a cash bonus of 60% of target and the other named executives were awarded cash bonuses ranging from 60% to 75% of target. 1998 was a very difficult year for the industry and the Company primarily due to falling oil and gas prices. In awarding 1998 bonuses, the Committee considered, among other factors, the reduction in base pay and total compensation for these executives and the manner in which they responded to deteriorating industry conditions by selling assets, consolidating offices, and reducing overhead and operating costs. The Committee also reviewed the following criteria that are important to the success of the Company's business plan.

     - Cash Flow/Share Growth
     - Debt/Book
     - Net Asset Value/Share Growth
     - Production Growth
     - Operating Cost per BOE
     - Reserve Replacement
     - Finding & Development Cost per BOE
     - Debt/BOE

     In determining the named executive officers' annual bonus awards, the Committee also evaluated the Company's stock performance in relation to its peer group. The Committee did not employ a formula, specific targets or predetermined weighting of the above financial or operational performance criteria. The Committee also evaluates Company performance in light of oil and gas industry fundamentals and assesses how effectively management adapts to changing industry conditions and opportunities during the year. The Committee observes and evaluates the individual performance of executive officers through the year and discusses the performance of these key executives with Mr. Sheffield.

     LONG-TERM INCENTIVES. A significant portion of the named executive officers' total compensation is comprised of long-term incentive awards, which are intended to align executive management's interests in long-term growth and success more closely with the interests of the Company's stockholders. The Committee has determined that annual stock option awards should be the primary method to award long-term incentives. To provide an averaging effect for the stock option exercise prices, the Committee has elected to make biannual stock option awards of approximately 50% of annual grant levels.

     The number of options granted to each executive in 1998 was determined by the executive's position within the Company, comparability of option grants made to executives of the peer group, and individual potential to affect corporate results. The award levels were not influenced by the stock holdings of the executives. These stock option award levels support the Company's philosophy of awarding long-term incentives that are above market averages. Hewitt Associates concluded the 1998 stock option awards for the Company's named executive officers as a group, other than Mr. Sheffield, are competitive at about the 65% percentile among the survey group. The Committee applied the same criteria in awarding Mr. Sheffield's stock option award as the other executives. Mr. Sheffield was awarded 90,000 stock options, which, according to Hewitt Associates, placed Mr. Sheffield at the 50th percentile for long-term incentive awards for chief executive officers among the survey group.

     In December 1998, the Company received information that an investment fund group had acquired beneficial ownership of more than 20% of the common stock. Pursuant to the provisions of the Plan, if a third party acquires 20% or more of the common stock, certain change in control provisions are triggered. In December 1998, the Committee determined that a change in control had occurred, effective September 30, 1998, under the Plan. Consequently, all stock option awards granted under the Plan from inception in August 1997 through September 30, 1998 were immediately vested, and the restrictions on restricted stock awards were removed. In addition, all amounts credited to each officer's and key employee's deferred compensation retirement plan account were immediately distributed to the individual. The Committee and the Board of Directors subsequently amended the Plan to set 30% as the threshold for a change of control.

     In connection with Mr. Brumley's retirement as an employee of the Company effective May 15, 1998, the Company agreed to fully vest Mr. Brumley's stock options and restricted stock on that date.

     In summary, the Company believes a significant portion of executive compensation should be variable and performance-based so that an executive's total compensation is linked to the performance of the individual, the Company and its stock price. The majority of the named executive officers' total compensation is variable, at-risk compensation. This structure allows the Company to administer overall compensation that rises or falls based on the Company's performance and to maintain a balance between the Company's short-term and long-term objectives.

                                          The Compensation Committee

                                          Charles E. Ramsey, Jr., Chairman
                                          Kenneth A. Hersh
                                          Philip B. Smith

                              COMPANY PERFORMANCE

     The following graph and chart compare the Company's cumulative total stockholder return on common stock during the period from December 31, 1993, to December 31, 1998, with cumulative total stockholder return during the same period for the DJ Oil-Secondary Group and the Standard & Poor's 500 index. The Company's cumulative total stockholder return for the period from December 31, 1993, to December 31, 1998, consists of Parker & Parsley's operating results prior to August 8, 1997, and the Company's operating results beginning August 8, 1997. After the merger of Parker & Parsley and Mesa in 1997, the Company began using the DJ Oil-Secondary to compare its performance because several members of the Company's peer group use that index to simplify the evaluation of company performance and because the DJ Oil-Secondary is more readily available to the public for comparison purposes. The graph and chart show the value, at December 31 in each of 1994, 1995, 1996, 1997 and 1998, of $100 invested at December 31,
1993, and assume the reinvestment of all dividends.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
  AMONG PIONEER NATURAL RESOURCE COMPANY, THE S&P 500 INDEX AND THE DOW JONES
                             OIL -- SECONDARY INDEX
[GRAPH]

                                                      PIONEER
                                                      NATURAL          DOW JONES
               MEASUREMENT PERIOD                    RESOURCES            OIL-           STANDARD &
             (FISCAL YEAR COVERED)                    COMPANY          SECONDARY         POOR'S 500
1993                                                           100               100               100
1994                                                            83                97               101
1995                                                            90               112               139
1996                                                           151               138               171
1997                                                           119               147               229
1998                                                            36               107               294
1997
1998

    * $100 INVESTED ON 12/31/93 IN STOCK OR INDEX.
     INCLUDING REINVESTMENT OF DIVIDENDS.
     FISCAL YEAR ENDING DECEMBER 31.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of common stock as of April 1, 1999, by (a) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (b) each director and nominee for director of the Company, (c) each executive officer of the Company, and (d) all directors and executive officers as a group.

                                                                            PERCENTAGE
                                                              NUMBER OF      OF CLASS
            NAME OF PERSON OR IDENTITY OF GROUP                 SHARES         (1)
            -----------------------------------               ----------    ----------
Southeastern Asset Management, Inc.(2)......................  26,434,632       26.4%
Longleaf Partners Fund
O. Mason Hawkins
  6410 Poplar Avenue, Suite 900
  Memphis, Tennessee 38119
The Prudential Insurance Company of America(3)..............  10,210,987       10.2%
  751 Broad Street
  Newark, New Jersey 07102-3777
Richard E. Rainwater(4).....................................   5,518,267        5.9%
  777 Main Street, Suite 2700
  Fort Worth, Texas 76102
I. Jon Brumley(5)...........................................     687,283          *
Scott D. Sheffield(5)(6)....................................     640,770          *
Timothy L. Dove(5)(7).......................................     141,795          *
Dennis E. Fagerstone(5).....................................     163,405          *
Lon C. Kile(5)(8)...........................................     172,965          *
M. Garrett Smith(5).........................................     129,149          *
Mark L. Withrow(5)(9).......................................     155,719          *
James R. Baroffio...........................................       4,753          *
R. Hartwell Gardner.........................................      12,489          *
Kenneth A. Hersh............................................      10,671          *
James L. Houghton(10).......................................      13,040          *
Jerry P. Jones..............................................      15,552          *
Charles E. Ramsey, Jr. .....................................      17,086          *
Philip B. Smith.............................................      42,674          *
Robert L. Stillwell(11).....................................       6,649          *
All directors and executive officers as a group (16
  persons)(12)..............................................   7,732,267        8.3%

---------------
 *  Does not exceed 1%.

 (1) Based on 100,300,023 shares of common stock consisting of 94,110,387 outstanding shares of common stock and 6,189,636 outstanding exchangeable shares that are exchangeable for the same number of shares of common stock.

 (2) The Schedule 13G/A filed with the SEC on February 10, 1999, which is a joint statement on Schedule 13G/A filed by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Fund ("Longleaf") and O. Mason Hawkins ("Hawkins"), states that the statement is being filed by Southeastern as a registered investment adviser, and that all of the securities covered by the statement are owned legally by Southeastern's investment advisory clients and none are owned directly or indirectly by Southeastern. The Schedule 13G/A further states that the statement is also being filed by Hawkins, Chairman of the Board and C.E.O. of Southeastern, in the event he could be deemed to be a controlling person of that firm as the result of his official positions with or ownership of its voting securities. The existence of such control is expressly disclaimed. Hawkins does not own directly or indirectly any securities covered by the Schedule 13G/A for his own account.

 (3) The Schedule 13G/A filed with the SEC on January 27, 1999 states that The Prudential Insurance Company of America may have direct or indirect voting and/or investment discretion over 10,210,987 shares or 10.2% of the outstanding common stock which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

 (4) Includes 109,324 shares owned directly by Rainwater, Inc., of which Mr. Rainwater is the sole shareholder, and 247,710 shares (of which Mr. Rainwater disclaims beneficial ownership) owned by Mr. Rainwater's spouse.

 (5) Includes the following number of shares subject to stock options that were exercisable at or within 60 days after March 31, 1999: Mr. Brumley, 318,571; Mr. Sheffield, 305,350; Mr. Dove, 100,500; Mr. Fagerstone,
     132,498; Mr. Kile, 101,500; Mr. Smith, 106,071; and Mr. Withrow, 94,500;

 (6) Includes 1,270 shares held by a minor child of Mr. Sheffield and 766 shares held in Mr. Sheffield's 401(k) account.

 (7) Includes 370 shares held in Mr. Dove's 401(k) account.

 (8) Includes 586 shares held in Mr. Kile's 401(k) account.

 (9) Includes 4,328 shares held in Mr. Withrow's 401(k) account.

(10) Includes 10,945 shares held by two trusts of which Mr. Houghton is a trustee and over which shares he has sole voting and investment power, and 1,000 shares held in Mr. Houghton's investment retirement account.

(11) Includes 758 shares held by Mr. Stillwell's wife.

(12) Includes 1,098,990 shares of common stock subject to stock options that were exercisable at or within 60 days after March 31, 1999.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The executive officers and directors of the Company are required to file reports with the Securities and Exchange Commission, and with the various Canadian provincial securities commissions (the "Canadian Commissions"), disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Pursuant to applicable Canadian policies, the executive officers and directors of the Company are exempted from filing reports with the Canadian Commissions, provided that they timely file all reports required to be filed with the Securities and Exchange Commission.

     Based solely on its review of reports and written representations that the Company has received, the Company is aware that Scott D. Sheffield, the President and Chief Executive Officer of the Company, did not timely file three reports on Form 4 covering six transactions effected in 1998. Other than as discussed above, the Company believes that all required reports were filed on time for 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company, through its wholly-owned subsidiaries, has in the past sponsored certain affiliated partnerships, including 22 public and 22 private drilling partnerships and three public income partnerships, all of which were formed primarily for the purpose of drilling and completing wells or acquiring producing properties. In accordance with the terms of the partnership agreements and the related tax partnership agreements of the affiliated partnerships, the Company participated in the activities of the sponsored partnerships on a promoted basis. In 1992, the Company discontinued sponsoring public and private oil and gas development drilling and income partnerships.

     During each of 1994, 1993 and 1992, the Company formed a Direct Investment Partnership for the purpose of permitting selected key employees to invest directly, on an unpromoted basis, in wells that the Company drills. The partners in the Direct Investment Partnerships formed in 1994, 1993 and 1992 pay and receive approximately .337%, 1.5375% and 1.865%, respectively, of the costs and revenues attributable to the Company's interest in the wells in which each such Direct Investment Partnership participates. The Company discontinued the formation of Direct Investment Partnerships in 1995.

     The Company, through a wholly-owned subsidiary, serves as operator of properties in which it and its affiliated partnerships have an interest. Accordingly, the Company receives producing well overhead, drilling well overhead and other fees related to the operation of the properties. The affiliated partnerships also reimburse the Company for their allocated share of general and administrative charges.

     Effective January 1, 1999, the Company entered into an agreement with Rainwater, Inc., the former general partner of DNR that Mr. Rainwater wholly owns, modifying certain terms of a prior agreement between DNR and Mesa, which was assumed by the Company upon consummation of the merger between Parker & Parsley and Mesa. Pursuant to the terms of this agreement, as modified, the Company will pay Rainwater, Inc. $300,000 per year and reimburse Rainwater, Inc. for certain expenses in consideration of the provision of certain consulting and financial analysis services to the Company by Rainwater, Inc. and its representatives.

     Brumley Partners, a Texas general partnership consisting of I. Jon Brumley, the Company's Chairman of the Board, and a family member, was admitted as a limited partner with a profits interest in DNR pursuant to the Amended and Restated Agreement of Limited Partnership of DNR dated November 8, 1996. Until March 23, 1998, DNR was a major holder of shares of common stock. On March 23, 1998, DNR distributed to its partners most of its common stock holdings, which resulted in a distribution to Brumley Partners of 310,344 shares of common stock having a net value of $8,243,513 at the distribution date.

     Robert L. Stillwell, a director of the Company, is a partner of Baker & Botts, L.L.P., which provided various legal services to the Company during 1997. Baker & Botts, L.L.P. was Mesa's primary outside corporate counsel. The dollar amount of fees that the Company paid to Baker & Botts, L.L.P. during the most recent fiscal year of that law firm did not exceed 5% of that firm's gross revenues for that year.

                            LONG-TERM INCENTIVE PLAN

     The following description summarizes the principal terms of the Pioneer Natural Resources Company Long-Term Incentive Plan.

GENERAL

     The Company may grant awards with respect to shares of common stock under the Long-Term Incentive Plan to officers, directors, employees and certain consultants and advisors. All directors and employees are eligible to receive Awards under the Plan (approximately 1,000 persons). The awards under the Long-Term Incentive Plan include (1) incentive stock options qualified as such under U.S. federal income tax laws, (2) stock options that do not qualify as incentive stock options, (3) stock appreciation rights ("SARs"), (4) restricted stock awards, and (5) performance units. Currently, non-employee directors may receive only certain restricted stock awards.

     The number of shares of common stock that may be subject to outstanding awards under the Long-Term Incentive Plan at any one time is equal to ten percent of the total number of outstanding shares of common stock (treating as outstanding all shares of common stock issuable within 60 days upon conversion or exchange of outstanding, publicly traded convertible or exchangeable securities of the Company) minus the total number of shares of common stock subject to outstanding awards under any other stock-based plan for employees or directors of the Company. At December 31, 1998, the number of shares available for awards under the Long-Term Incentive Plan was 5,743,511. The number of shares authorized under the Long-Term Incentive Plan and the number of shares subject to an award under the Long-Term Incentive Plan will be adjusted for stock splits, stock dividends, recapitalizations, mergers, and other changes affecting the capital stock of the Company.

     The Board of Directors or any committee designated by it may administer the Long-Term Incentive Plan. The Compensation Committee administers the plan. The Committee has broad discretion to administer the Long-Term Incentive Plan, interpret its provisions, and adopt policies for implementing the Long-Term Incentive Plan. This discretion includes the ability to select the recipient of an award, determine the type and amount of each award, establish the terms of each award, accelerate vesting or exercisability of an award, extend the exercise period for an award, determine whether performance conditions have been satisfied, waive conditions and provisions of an award, permit the transfer of an award to family trusts and other persons, and otherwise modify or amend any award under the Long-Term Incentive Plan.

     No awards for more than 250,000 shares or more than $2.5 million in cash may be granted to any one employee in a calendar year. In addition, despite other general provisions of the Long-Term Incentive Plan,

     - option exercise prices must be at least fair market value on the date of grant,

     - option exercise prices may not be amended to reduce the exercise price, and

     - restrictions on restricted stock may not lapse sooner than three equal installments over three years, except in very limited circumstances.

The Committee may authorize awards that do not comply with these three limitations if the aggregate number of shares subject to the noncomplying awards does not exceed 5% of the shares that are permitted to be subject to awards under the Plan at that time.

AWARDS

     The Committee determines the exercise price of each option granted under the Long-Term Incentive Plan. The exercise price for an incentive stock option must not be less than the fair market value of the common stock on the date of grant, and the exercise price of non-qualified stock options must not be less than 85% of the fair market value of the common stock on the date of grant. Stock options may be exercised as the Committee determines, but not later than ten years from the date of grant in the case of incentive stock options. At the discretion of the Committee, holders may use shares of stock to pay the exercise price, including shares issuable upon exercise of the option.

     A SAR may be awarded in connection with or separate from a stock option. A SAR is the right to receive an amount in cash or stock equal to the excess of the fair market value of a share of the common stock on the date of exercise over the exercise price specified in the agreement governing the SAR (for SARs not granted in connection with a stock option) or the exercise price of the related stock option (for SARs granted in connection with a stock option). A SAR granted in connection with a stock option will require the holder, upon exercise, to surrender the related stock option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered stock option or portion will then cease to be exercisable. Such a SAR is exercisable or transferable only to the extent that the related stock option is exercisable or transferable. A SAR granted independently of a stock option will be exercisable as the Committee determines. The Committee may limit the amount payable upon exercise of any SAR. SARs may be paid in cash or stock, as the Committee provides in the agreement governing the SAR.

     A restricted stock award is a grant of shares of common stock that are nontransferable or subject to risk of forfeiture until specific conditions are met. The restrictions will lapse in accordance with a schedule or other conditions as the Committee determines. During the restriction period, the holder of a restricted stock award may, in the Committee's discretion, have certain rights as a stockholder, including the right to vote the stock subject to the award or receive dividends on that stock. Restricted stock may also be issued upon exercise or settlement of options, SARs, or performance units.

     Performance units are performance-based awards payable in cash, stock, or a combination of both. The Committee may select any performance measure or combination of measures as conditions for cash payments or stock issuances under the Long-Term Incentive Plan, except that performance measures for executive officers must be objective measures chosen from among the following choices: (a) total stockholder return (common stock appreciation plus dividends), (b) net income, (c) earnings per share, (d) cash flow per share, (e) return on equity,
(f) return on assets, (g) revenues, (h) costs, (i) costs as a percentage of revenues, (j) increase in the market price of common stock or other securities,
(k) the performance of the Company in any of the items mentioned in clause (a) through (j) in comparison to the average performance of the companies included in the Standard and Poor's Corporation 500 Composite Stock Price Index, or (l) the performance of the Company in any of the items mentioned in clause (a) through (j) in comparison to the average performance of the companies used in a self-constructed peer group established before the beginning of the performance period. The Committee may choose different performance measures if the stockholders so approve, if tax laws or regulations change so as not to require stockholder approval of different measures in order to deduct the compensation related to the award for federal income tax purposes, or if the Committee determines that it is in the Company's best interest to grant awards not satisfying the requirements of Section 162(m) of the Internal Revenue Code or any successor law.

     Currently under the Long Term Incentive Plan, each non-employee director will automatically receive 50% (and may elect to receive 100%) of the amount of the director's annual retainer fee in the form of restricted stock on the last business day of the month in which the annual meeting of the stockholders is held. The number of shares included in each award is determined by dividing the applicable percentage of the annual retainer fee by the closing sales price of common stock on the business day immediately preceding the date of the award. When issued, the shares of common stock awarded are subject to transfer restrictions that lapse on the earlier of the next annual meeting of stockholders or the first anniversary date of the award if the person has continued as a director through that date. If a non-employee director's services as a director are terminated for any reason before the earlier of the next annual meeting of stockholders or the first anniversary of the date of grant, transfer restrictions on some of the shares will lapse (and the rest of the shares will be forfeited) based on the number of regularly scheduled meetings of the Board of Directors that have been held since the last annual meeting and the number of regularly scheduled meetings remaining to be held before the next annual meeting of the Company's stockholders. The vesting of ownership and the lapse of transfer restrictions may be accelerated in the event of the death, disability or retirement of the director or a change in control of the Company. The Long-Term Incentive Plan requires each non-employee director to make an election under the Internal Revenue Code to include the value of the stock in his income in the year of grant and provides for a cash award to the non-employee director in an amount sufficient to pay the federal income taxes due with respect to the award and the cash payment. If the stockholders approve the amendment to the Long-Term Incentive Plan, these automatic awards and related elections will be eliminated.

OTHER PROVISIONS

     At the Committee's discretion and subject to conditions that the Committee may impose, a participant's tax withholding with respect to an award may be satisfied by the withholding of shares of common stock issuable pursuant to the award or the delivery of previously owned shares of the common stock, in either case based on the fair market value of the shares.

     The Committee has discretion to determine whether an award under the Long-Term Incentive Plan will have change-of-control features. The Committee also has discretion to vary the change of control features as it deems appropriate. The following describes the change of control features that the Company generally expects may apply to awards, if any such feature applies. An award agreement under the Long-Term Incentive Plan may provide that, upon a change of control of the Company, (1) the holder of a stock option will be granted a corresponding cash SAR, (2) all outstanding SARs and options will become immediately and fully vested and exercisable in full, (3) the restriction period on any restricted stock award will be accelerated and the restrictions will expire, and (4) the target payout opportunity attainable under the performance units will be deemed to have been fully earned for all performance periods upon the occurrence of the change in control and the holder will be paid a pro rata portion of all associated targeted payout opportunities (based on the number of complete and partial calendar months elapsed as of the change of control) in cash within thirty days following the change of control or in stock effective as of the change of control, for cash and stock-based performance units, respectively. The award may also provide that it will remain exercisable for its original term whether or not employment is terminated at or following a change in control. In general, a change in control of the Company occurs in any of four situations: (1) a person other than the Company or certain affiliated companies or benefit plans becomes the beneficial owner of 30% or more of the voting power of the Company's outstanding voting securities (except acquisitions from or in a transaction meeting the requirements of the parenthetical exception in clause
(3) below); (2) a majority of the Board of Directors is not comprised of the members of the Board of Directors as of August 8, 1997, and persons whose elections as directors were approved by those directors or their approved successors; (3) the Company merges or consolidates with another corporation or entity (whether the Company or the other entity is the survivor), or the Company and the holders of the voting securities of such other corporation or entity (or the stockholders of the Company and such other corporation or entity) participate in a securities exchange (other than a merger, consolidation or securities exchange in which the Company's voting securities are converted into or continue to represent securities having the majority of voting power in the surviving company, in which no person other than that surviving company owns 30% or more of the outstanding shares of common stock or voting shares of the surviving corporation (except for persons with such ownership resulting solely from their ownership in the Company before the transaction), and in which at least a majority of the board of directors of the surviving corporation were members of the incumbent board of the Company); or (4) the Company liquidates or sells all or substantially all of its assets, except sales to an entity having substantially the same ownership as the Company.

     If a restructuring of the Company occurs that does not constitute a change in control of the Company, the Committee may (but need not) cause the Company to take any one or more of the following actions: (1) accelerate in whole or in part the time of vesting and exercisability of any outstanding stock options and stock appreciation rights in order to permit those stock options and SARs to be exercisable before, upon, or after the completion of the restructure; (2) grant each optionholder corresponding cash or stock SARs; (3) accelerate in whole or in part the expiration of some or all of the restrictions on any restricted stock award; (4) treat the outstanding performance units as having fully or partially met their targets and pay, in full or in part, the targeted payout;
(5) if the restructuring involves a transaction in which the Company is not the surviving entity, cause the surviving entity to assume in whole or in part any one or more of the outstanding awards under the Long-Term Incentive Plan upon such terms and provisions as the Committee deems desirable; or (6) redeem in whole or in part any one or more of the outstanding awards (whether or not then exercisable) in consideration of a cash payment, adjusted for withholding obligations. A restructure generally is any merger of the Company or the direct or indirect transfer of all or substantially all of the Company's assets (whether by sale, merger, consolidation, liquidation, or otherwise) in one transaction or a series of transactions.

AMENDMENTS

     Without stockholder approval, the Board of Directors may not amend the Long-Term Incentive Plan to increase materially the aggregate number of shares of common stock that may be issued under the Long-Term Incentive Plan). Otherwise, the Board of Directors may at any time and from time to time alter, amend, suspend or terminate the Long-Term Incentive Plan in whole or in part and in any way, subject to requirements that may exist in stock exchange rules or in securities, tax and other laws from time to time. No award may be issued under the Long-Term Incentive Plan after the tenth anniversary of stockholder approval of the Plan.

TAX IMPLICATIONS OF AWARDS

     Set forth below is a summary of the federal income tax consequences to employees, directors and other participants in the Long-Term Incentive Plan ("Company Employees") and to the Company as a result of the grant and exercise of awards under the Long-Term Incentive Plan. This summary is based on statutory provisions, Treasury regulations thereunder, judicial decisions and IRS rulings in effect on the date hereof.

     Nonqualified Stock Options; Stock Appreciation Rights; Incentive Stock Options. Company Employees will not realize taxable income upon the grant of a non-qualified stock option ("NQSO") or a SAR. Upon the exercise of a SAR or NQSO, a Company Employee will recognize ordinary compensation income (subject to withholding by the Company) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price (if any) paid therefor. A Company Employee will generally have a tax basis in any shares of common stock received pursuant to the exercise of a SAR, or pursuant to the cash exercise of a NQSO, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under "-- Tax Code Limitations on Deductibility," the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a Company Employee under the foregoing rules.

     Company Employees eligible to receive an incentive stock option ("ISO") will not have taxable income on the grant of an ISO. Upon the exercise of an ISO, a Company Employee will not have taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the ISO ("ISO Stock") over the exercise price will increase the alternative minimum taxable income of the Company Employee, which may cause such Company Employee to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an IPO would be allowed as a credit against the Company Employee's regular tax liability in a later year to the extent the Company Employee's regular tax liability is in excess of the alternative minimum tax for that year.

     Upon the disposition of an ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), a Company Employee will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the Company Employee for the ISO Stock. However, if a Company Employee disposes of ISO Stock that has not been held for the requisite holding period (a "disqualifying disposition"), the Company Employee will recognize ordinary compensation income in the year of the disqualifying disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm's length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the Company Employee for such ISO Stock. A Company Employee would also recognize capital gain to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the ISO stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm's-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.

     The Company and its subsidiaries will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless a Company Employee makes a disqualifying disposition of the ISO Stock. If a Company Employee makes a disqualifying disposition, the Company (or a subsidiary) will then, subject to the discussion below under "-- Tax Code Limitations on Deductibility," be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a Company Employee under the rules described in the preceding paragraph.

     Under current rulings, if a Company Employee transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an NQSO or ISO, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the NQSO or ISO exercise price (although a Company Employee would still recognize ordinary compensation income upon exercise of an NQSO in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held the common stock surrendered therefor in satisfaction of the NQSO or ISO exercise price will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares of common stock surrendered in satisfaction of the NQSO or ISO exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Company Employee, plus the amount of compensation income recognized by the Company Employee under the rules described above. If a reload option is issued in connection with a Company Employee's transfer of previously held common stock in full or partial satisfaction of the exercise price of an ISO or NQSO, the tax consequences of the reload option will be as provided above for an ISO or NQSO, depending on whether the reload option itself is an ISO or NQSO.

     Performance Units; Restricted Stock Awards. A Company Employee will recognize ordinary compensation income upon receipt of cash pursuant to a performance unit or, if earlier, at the time cash is otherwise made available for the Company Employee to draw upon it. A Company Employee will not have taxable income at the time of grant of a stock award in the form of performance units denominated in common stock ("Stock Unit Award"), but rather, will generally recognize ordinary compensation income at the time he receives common stock in satisfaction of the Stock Unit Award in an amount equal to the fair market value of common stock received. In general, a Company Employee will recognize ordinary compensation income as a result of the receipt of common stock pursuant to a restricted stock award or performance unit in an amount equal to the fair market value of common stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, a Company Employee will recognize ordinary compensation income in an amount equal to the fair market value of common stock (a) when the common stock first becomes transferable or is no longer subject to a substantial risk of forfeiture in cases where a Company Employee does not make a valid election under Section 83(b) of the Code or (b) when common stock is received in cases where a Company Employee makes a valid
Section 83(b) election.

     A Company Employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to common stock or cash received. Dividends that are received by a Company Employee prior to the time that common stock is taxed to the Company Employee under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of a Company Employee in common stock received will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the Company Employee's holding period in those shares will commence on the date of receipt of the shares.

     Subject to the discussion immediately below, the Company (or a subsidiary) will be entitled to a deduction for federal income tax purposes that corresponds to timing and amount with the compensation income recognized by a Company Employee under the foregoing rules.

     Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability of the Company (or a subsidiary) to obtain a deduction for future payments under the Long-Term Incentive Plan could also be limited by the golden parachute payment rules of
Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation. Finally, the ability of the Company (or a subsidiary) to obtain a deduction for amounts paid under the Long-Term Incentive Plan could be limited by Section 162(m) of the Code, which limits the deductibility, for federal income tax purposes, of compensation paid to certain executive officers of the Company to $1 million with respect to any such officer during any taxable year of the Company. However, an exception applies to this limitation in the case of certain performance-based compensation. The Long-Term Incentive Plan is intended to satisfy the requirements for the performance-based exception. The Company intends to comply with the requirements of the Code with respect to awards under the Long-Term Incentive Plan so as to be eligible for the performance-based exception, but the Company may, in its sole discretion, determine that in one or more cases it is in its best interests to not satisfy the requirements for the performance-based exception.

PLAN BENEFITS TABLE

     The awards, if any, that will be made to eligible participants during 1999 are subject to the discretion of the Compensation Committee and, therefore, are not determinable at this time. This statement assumes that automatic awards to non-employee directors will be eliminated pursuant to the Plan amendment proposed for stockholder approval.

     The following table sets forth, for certain executive officers and groups, the awards that were received under the Plan for 1998. Except for the awards to non-employee directors, these awards would not have been affected had the proposed amendment to the Plan been effective in 1998. For more information about awards to named executive officers and directors, see "Management Compensation."

                              PLAN BENEFITS TABLE
                            LONG-TERM INCENTIVE PLAN

                                                               NUMBER OF SECURITIES
                NAME AND PRINCIPAL POSITION                      UNDERLYING AWARD
                ---------------------------                    --------------------
I. Jon Brumley, Chairman of the Board of Directors and                  2,191
  Director..................................................
Scott D. Sheffield, President, Chief Executive Officer and             90,000
  Director..................................................
Dennis E. Fagerstone, Executive Vice President..............           35,000
Mel Fischer, Executive Vice President -- World Wide                    35,000
  Exploration...............................................
Mark L. Withrow, Executive Vice President, General Counsel             35,000
  and Secretary.............................................
M. Garrett Smith, Executive Vice President and Chief                   35,000
  Financial Officer.........................................
Executive Officer Group.....................................          265,000
Non-Executive Director Group................................           15,335
Non-Executive Officer Employee Group........................        1,982,589

                             STOCKHOLDER PROPOSALS

     Any stockholder of the Company who desires to submit a proposal for action at the Company's annual meeting of stockholders for 2000 and wishes to have such proposal (a "Rule 14a-8 Proposal") included in the Company's proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than December 17, 1999, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company's proxy materials.

     Any stockholder of the Company who desires to submit a proposal for action at the annual meeting of stockholders in 2000, but does not wish to have such proposal (a "Non-Rule 14a-8 Proposal") included in the Company's proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices no later than March 1, 2000, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before March 1, 2000, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal. "Discretionary voting authority" is the ability to vote proxies that stockholders have executed and returned to the Company, on matters not specifically reflected in the Company's proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

     Stockholder proposals must also comply with the requirements of Article Ninth of the Company's Restated Certificate of Incorporation. In general, this Article requires stockholders to submit a written notice of proposals or director nominations to the Company's secretary at least 60 days before a scheduled annual meeting or (if later) 10 days after the first public notice of the annual meeting is sent to stockholders. The notice must include the name and address of the stockholder, information about any director nominee required in SEC filings, the written consent of the nominee to serve as a director, and other information.

     Written requests for inclusion of any stockholder proposal should be addressed to Corporate Secretary, Pioneer Natural Resources Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

     The Nominating Committee will consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2000 if that nomination is submitted in writing, not later than January 15, 2000, to I. Jon Brumley, Chairman of the Nominating Committee, Pioneer Natural Resources Company, 1400 Williams Square West, 5205 North O'Connor Boulevard, Irving, Texas 75039. Each submission must include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a commitment by the nominee to meet personally with members of the Nominating Committee.

                            SOLICITATION OF PROXIES

     Solicitation of Proxies may be made by mail, personal interview, telephone, telegraph and other forms of electronic communication by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained D.F. King & Co.,

Inc. to assist in solicitation for a fee estimated not to exceed $7,500. The Company will bear all costs of solicitation.

                                STOCKHOLDER LIST

     In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Irving, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for 10 days before the Annual Meeting.

                                 ANNUAL REPORT

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1998, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS, PIONEER NATURAL RESOURCES COMPANY, 1400 WILLIAMS SQUARE WEST, 5205 NORTH O'CONNOR BOULEVARD, IRVING, TEXAS 75039. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT THE SEC'S WEB SITE IN ITS EDGAR DATABASE (WWW.SEC.GOV).

                                INTERNET VOTING

     For shares of stock that are registered in your name, you have the opportunity to vote through the Internet using a program provided by the Company's transfer agent, Continental Stock Transfer & Trust Company. Votes submitted electronically through the Internet under this program must be received by 6:00 p.m., New York time, on Wednesday, May 19, 1999. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting. The Company has been advised by counsel that the Internet voting procedures that have been made available through Continental are consistent with the requirements of applicable law.

     To vote through the Internet, please access Continental Stock Transfer & Trust Company on the World Wide Web at www.continentalstock.com. Select "ContinentaLink Proxy Voting" on the screen. At the next screen, you will need to enter the Company Number, Proxy Number and Account Number that are printed on your personalized proxy card.

     The Internet voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions, and to confirm that stockholders' instructions have been recorded properly. Stockholders voting through the Internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from Internet access providers and telephone companies.

                                  * * * * * *

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE OR TO VOTE THROUGH THE INTERNET.

                                          By Order of the Board of Directors
                                          /s/ MARK L. WITHROW
                                          Mark L. Withrow
                                          Secretary

Irving, Texas
April 15, 1999

            INFORMATION STATEMENT FOR HOLDERS OF EXCHANGEABLE SHARES
                                       OF
                     PIONEER NATURAL RESOURCES CANADA INC.

     The enclosed Proxy Statement and related materials pertaining to Pioneer Natural Resources Company ("Pioneer") have been provided to all holders of Exchangeable Shares of Pioneer Natural Resources Canada Inc. ("Pioneer Canada") for the purposes of Pioneer's annual meeting of stockholders (the "Annual Meeting") to be held on May 20, 1999 at 9:00 a.m. (Dallas, Texas time), in the Miro Room at the Wyndham Anatole Hotel, Dallas, Texas 75207. As a holder of Exchangeable Shares, you are entitled to dividend and other rights designed to be equivalent to the attributes of the Common Stock of Pioneer, including the right, through a Voting and Exchange Trust Agreement (the "Voting Agreement"), to attend and to vote at the Annual Meeting. Given the attributes of the Exchangeable Shares, you will not receive a Notice, Information Circular or Proxy for an annual meeting of shareholders of Pioneer Canada, nor will a meeting of holders of Exchangeable Shares be held.

EXERCISE OF VOTING RIGHTS

     Pursuant to the Voting Agreement, Montreal Trust Company of Canada (the "Trustee") holds one share of special preferred voting stock of Pioneer (the "Voting Share") for the benefit of the holders (other than Pioneer and its subsidiaries) of the Exchangeable Shares. The Voting Share carries a number of votes, exercisable at any meeting at which Pioneer stockholders are entitled to vote (including the Annual Meeting), equal to the number of outstanding Exchangeable Shares (other than shares held by Pioneer and its subsidiaries). You are entitled to instruct the Trustee to exercise one of the votes attached to the Voting Share for each Exchangeable Share you hold, or to grant to Pioneer's management a proxy to exercise such votes in accordance with the enclosed Proxy Statement. Alternatively, you may instruct the Trustee to grant to you or your designee a proxy to attend the Annual Meeting and personally exercise your voting rights. For this purpose, the Trustee has furnished (or caused Pioneer to furnish) the enclosed Proxy Statement and certain related materials to you as a holder of Exchangeable Shares.

     To instruct the Trustee as to how you want to exercise your voting rights, you must complete, sign, date and return the enclosed form of direction (the "Direction") to the Trustee by no later than 12:00 p.m. noon (Calgary time) on May 18, 1999 (the "Due Time"). IF THE TRUSTEE DOES NOT RECEIVE YOUR FULLY COMPLETED DIRECTION BY THE DUE TIME, YOUR VOTING RIGHTS WILL NOT BE EXERCISED. You may revoke or amend your instructions to the Trustee (as indicated in your Direction) at any time up to and including the Due Time by delivering to the Trustee a written notice of revocation or by completing, signing and delivering to the Trustee a new Direction bearing a later date. You may also revoke or amend your instructions in person at the Annual Meeting prior to 9:00 a.m. (Dallas, Texas time) on May 20, 1999, by submitting a written amendment or revocation of your instructions and presenting satisfactory identification to the Trustee's representatives at the Annual Meeting. In either case, your instructions of the later date will be binding on the Trustee.

GENERAL

     Pioneer Canada and certain of the insiders thereof have been exempted from certain disclosure and insider trading obligations prescribed by otherwise applicable Canadian securities legislation pursuant to discretionary orders granted by each of the provincial securities commissions in Canada. Pursuant to such orders, Pioneer Canada is not required to prepare and file annual proxy and related documentation, quarterly reports, certain material change reports or an annual information form, provided that Pioneer prepares and files United States continuous disclosure documentation in Canada which is equivalent to such disclosure and which is set forth in the Multijurisdictional Disclosure System adopted by the Canadian Securities Administrators.

                                     # # #

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED DIRECTION AND RETURN IT TO THE TRUSTEE IN THE ENCLOSED ENVELOPE BY NO LATER THAN 12:00 P.M. NOON (CALGARY TIME) ON MAY 18, 1999.

                     DIRECTION FROM HOLDERS OF EXCHANGEABLE
                SHARES OF PIONEER NATURAL RESOURCES CANADA INC.
            FOR THE MAY 20, 1999, ANNUAL MEETING OF STOCKHOLDERS OF
                       PIONEER NATURAL RESOURCES COMPANY

The undersigned acknowledges receipt of the Notice and Proxy Statement in connection with the annual meeting of stockholders of Pioneer Natural Resources Company be held on May 20, 1999, at 9:00 a.m. at the Wyndham Anatole Hotel, Dallas, Texas 75207. The undersigned instructs and directs Montreal Trust Company of Canada (the "Trustee"), pursuant to the provisions of the Voting and Exchange Trust Agreement dated December 18, 1997, among Pioneer, Pioneer Natural Resources Canada Inc. ("Pioneer Canada") and the Trustee, as follows:

                       *          *          *          *

(PLEASE NOTE: IF NO DIRECTION IS MADE AND YOU SIGN BELOW, THE TRUSTEE IS HEREBY AUTHORIZED AND DIRECTED TO VOTE FOR ITEMS 1, 2 AND 3 LISTED UNDER ALTERNATIVE A BELOW, AND AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING IN ITS DISCRETION.)

                       *          *          *          *

   (PLEASE SELECT ONE OF A, B OR C, THEN SIGN AND DATE ON THE REVERSE SIDE.)

A.   [ ]  Exercise or cause to be exercised, whether by proxy given by the Trustee to a representative of Pioneer or otherwise, the undersigned's voting rights at the
          Meeting, or any postponement or adjournment thereof, as follows:

     1.   To elect James R. Baroffio, Kenneth A. Hersh, Scott D. Sheffield and Robert L.
          Stillwell as Class II Directors of Pioneer. If any such nominees should be unavailable, the Trustee may vote for substitute nominee(s) at its discretion:

          [ ] FOR all nominees listed above (except  [ ] TO WITHHOLD authority to vote for all
          as marked to the contrary)                     nominees listed above

          [ ] WITHHOLD AUTHORITY for the following nominee(s) only:
             ---------------------------------------------------------------------------------

     2.   To ratify the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1999.
          [ ] FOR                                [ ] AGAINST                                [
          ] ABSTAIN

     3.   To approve the amendment to Pioneer's Long-Term Incentive Plan.
          [ ] FOR                                [ ] AGAINST                                [
          ] ABSTAIN

     4.   To transact such other business as may properly come before the Meeting or any postponement or adjournment thereof.
          [ ] FOR                                [ ] AGAINST                                [
          ] ABSTAIN

B.   [ ]  Deliver a proxy card to the undersigned at the Meeting, with respect to all
          Exchangeable Shares of Pioneer Canada held of record by the undersigned on the record date for the Meeting (and not subsequently disposed of) so that the undersigned may exercise personally the undersigned's voting rights at the Meeting, or any postponement or adjournment thereof.

          Deliver a proxy card to ------------------------------------ at
C.   [ ]  ------------------------------------, as the designee of the undersigned to attend and act for and on behalf of the undersigned at the Meeting with respect to all
          Exchangeable Shares of Pioneer Canada held of record by the undersigned on the record date for the Meeting (and not subsequently disposed of) with all the powers that the undersigned would possess if personally present and acting thereat including the power to exercise the undersigned's voting rights at the Meeting, or any postponement or adjournment thereof.

                       *          *          *          *

Please sign exactly as your name appears on your Exchangeable Share certificate(s) and return this form in the enclosed envelope. When signing as executor, administrator, attorney, trustee, guardian or custodian, or for a corporation, please give the full title as such. If the Exchangeable Shares are held in a joint account, each joint owner must sign.

Signature:                                         Date:
          --------------------------------              ---------------------------------------
Print Name:
           -------------------------------
Signature:                                         Date:
          --------------------------------              ---------------------------------------
Print Name:
           -------------------------------

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                       PIONEER NATURAL RESOURCES COMPANY

         The undersigned hereby appoints I. Jon Brumley, Scott D. Sheffield and Mark L. Withrow as proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Pioneer Natural Resources Company standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held May 20, 1999 or any adjournment thereof.


       (Continued, and to be marked, dated and signed, on the other side)




--------------------------------------------------------------------------------
                            o FOLD AND DETACH HERE o




             Access to Pioneer shareholder account information and other shareholder services are now available on the Internet!

                 Visit Continental Stock Transfer's website at

                            www.continentalstock.com

                  for their new Internet Shareholder Service -

                                 Continentalink

Through this new service, shareholders can select a Personal Identification Number or "PIN" to secure access to personal shareholder records. With a PIN, shareholders can change addresses, receive electronic forms, and view account transaction history and dividend history.

To access this new service, visit the website listed above. From the home page, select ContinentaLink Full Service. From there, you can either Test Drive the service (choose "Test Drive" button) or you can Sign-Up (choose "Sign-Up" button). If you choose to sign-up, enter your taxpayer identification number or social security number as your ID Number. Your personal Security Code can be found on the reverse side of this card in the bottom left corner. Enter any four alphanumeric characters you would like to use for your PIN. Re-enter the same PIN in the PIN Verification field. Your PIN will be activated overnight, and you will be able to access your shareholder records the following day.

                                 PROXY BY MAIL                   PLEASE MARK
                                                                 YOUR VOTES  [X]
                                                                  LIKE THIS
 THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE
                           VOTED "FOR" THE PROPOSALS.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The Board of Directors recommends a
vote FOR Items 1, 2 and 3.                                                                               FOR     AGAINST   ABSTAIN

ITEM 1 - ELECTION OF DIRECTORS          ITEM 2 - RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS    [ ]       [ ]       [ ]
                       WITHHELD
Nominees:      FOR     FOR ALL          ITEM 3 - APPROVAL OF AMENDMENT TO LONG-TERM INCENTIVE PLAN       [ ]       [ ]       [ ]
               [ ]       [ ]
1 James R. Baroffio
2 Kenneth A. Hersh
3 Scott D. Sheffield
4 Robert L. Stillwell

WITHHELD FOR: (Write that nominee's name in the space provided below).

-----------------------------------------------
     ---------------------------------------------------------------------
     IF YOU WISH TO VOTE ELECTRONICALLY PLEASE READ THE INSTRUCTIONS BELOW
     ---------------------------------------------------------------------

                                                        ======================
                                                            COMPANY NUMBER:

                                                             PROXY NUMBER:

                                                            ACCOUNT NUMBER:
                                                        ======================

Signature                        Signature                        Date
         ------------------------         ------------------------    ----------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
               o FOLD AND DETACH HERE AND READ THE REVERSE SIDE o
        ----------------------------------------------------------------
             [GRAPHIC]          VOTE BY INTERNET          [GRAPHIC]
        ----------------------------------------------------------------

                       PIONEER NATURAL RESOURCES COMPANY

o You can now vote your shares electronically through the Internet.
o This eliminates the need to return the proxy card.
o Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.

TO VOTE YOUR PROXY BY MAIL

Mark, sign and date your proxy card above, detach it and return it in the postage-paid envelope provided.


TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com

Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.


                  PLEASE DO NOT RETURN THE ABOVE CARD IF VOTED
                                 ELECTRONICALLY


SECURITY CODE: